EXHIBIT 4.13

                                                                    FORM OF NOTE

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION DOES NOT VIOLATE THE PROVISIONS THEREOF OR UNLESS SOLD PURSUANT TO RULE 144 OF SAID ACT.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE
                    ----------------------------------------

$                                                             New York, New York
 -----------                                                As of March 24, 2004


          FOR VALUE RECEIVED, the undersigned, Access Integrated Technologies, Inc., a Delaware corporation (the "Company"), hereby unconditionally promises to pay on the Maturity Date (as hereinafter defined) to the order of ___________________(the "Investor"), at____________________________, or such other address designated in writing by the Investor, in lawful money of the United States of America and in immediately available funds, the principal amount of ___________________________________________________ ($_________).


          1. MATURITY. Unless extended in writing by Investor in its sole discretion, the date on which this Note shall mature is ______________ (the "Maturity Date"). On the Maturity Date (i) all outstanding principal and all accrued and unpaid interest due and owing on this Note shall be immediately paid by Company to Investor or (ii) this Note may be converted to Common Stock (hereinafter defined) pursuant to Section 4(a) below.

          2. INTEREST; INTEREST RATE; PAYMENT.

          (a) Subject to Section 2(d) below, this Note shall bear interest at a rate equal to six (6.0%) percent per annum (based on a 365-day year) and shall be payable in full on a date no later than the Maturity Date.

          (b) Interest (other than interest accruing as a result of a failure by Company to pay any amount when due as set forth in Section 2(c) below) in respect of this Note shall accrue until all amounts remaining owed under this Note shall be fully repaid; PROVIDED, HOWEVER, that (i) from the date of this Note to ______________, Company shall pay to Investor, quarterly in arrears on the last business day of each of March, June, September and December, only the accrued and unpaid interest on this Note, (ii) for the remaining period until the Maturity Date (I.E., for the eleven (11) quarters prior to the Maturity
Date), Company shall pay to Investor (A) quarterly on the last business day of each of March, June, September and December five percent (5%) of the outstanding principal amount in equal installments for each such quarter and (B) quarterly in arrears on the last business day of each of March, June, September and December the accrued and unpaid interest on the remaining unpaid principal amount on this Note; and (iii) any interest accruing on overdue amounts pursuant to Section 2(c) below shall be payable on demand.

          (c) If all or a portion of the principal amount of this Note or any interest payable thereon shall not be repaid when due whether on the Maturity Date or otherwise, by acceleration or otherwise, such overdue amounts on this Note shall bear interest at a rate per annum that is two (2.0%) percent above the interest rate set forth in Section 2(a) above (I.E. 8.0%) from the date of such non-payment until such amount is paid in full (after as well as before judgment) and Investor shall be entitled to reasonable attorneys' fees incurred in the collection of the non-payment of any amounts due on this Note.

          (d) All payments to be made by Company hereunder or pursuant to this Note shall be made, without setoff or counterclaim, in lawful money of the United States by certified check, or federal funds wire transfer in immediately available funds.

          3. VOLUNTARY PREPAYMENT. All or part of this Note may be prepaid by Company at any time following receipt by Investor of written notice thereof from Company without premium or penalty; PROVIDED, HOWEVER, that any such prepayment on this Note shall be first applied to accrued and unpaid interest of this Note and then against its outstanding principal.

          4. CONVERSION OF THIS NOTE.

          (a) CONVERSION AT INVESTOR'S OPTION AUTOMATICALLY OR AUTOMATICALLY. All principal and accrued interest of this Note shall automatically be converted into shares of the Company's Class A Common Stock ("Common Stock") at the Note Conversion Rate (hereinafter defined) as hereinafter provided on the earlier of
(i) at the option of Investor, at any time from the date of this Note to the Maturity Date and (ii) on the date when the average closing price on the American Stock Exchange of the Common Stock for 30 consecutive trading days has been equal to or greater than $12.00 ("Conversion Date").

            (b) NOTE CONVERSION RATE; CONVERSION PRICE. The number of shares of Common Stock to which Investor shall be entitled upon such conversion specified in Section 4(a) above shall be equal to: the principal and accrued interest amount outstanding under this Note on the Conversion Date, divided by $5.64 (which is 120% of the closing price on the American Stock Exchange of the Common Stock on the date hereof) ("Note Conversion Rate").

            (c) MECHANICS OF CONVERSION. Investor shall exercise its option to convert this Note under Section 4(a)(i) above by delivery of written notice to the Company of Investor's desire to convert the Note and the desired date of such conversion (which date shall be within thirty (30) days of the date of such written notice). Upon the occurrence of the event specified in Section 4(a)(ii) above, this Note shall be converted into Common Stock automatically without any further action by Investor. Notwithstanding the previous sentences, the Company shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion of this Note ("Conversion Shares") or otherwise convert this Note to Conversion Share unless the original of this Note is delivered to the Company, or Investor notifies the Company in writing that such original of this Note has been lost, stolen or destroyed, and investor executes an agreement satisfactory to the Company to, among other things, indemnify the Company from any loss incurred by the Company in connection with such original of this Note. Upon surrender by Investor to the Company of the original of this Note at the office of the Company, there shall be issued and delivered to Investor promptly at such office and in Investor's name as shown on the original of this Note, a certificate or certificates for the applicable number of Conversion Shares on the date on which such automatic conversion is deemed to have occurred.

            (d) CONVERSION CALCULATIONS; NO FRACTIONAL SHARES. Conversion calculations pursuant to this Section 4 shall be rounded to the nearest whole share of Common Stock, and no fractional shares shall be issuable by the Company upon conversion of this Note. Conversion of this Note shall be deemed payment in full of this Note and this Note shall thereupon be cancelled.

            (e) ADJUSTMENT. If, prior to the Conversion provided in this Section 4, the Company combines its Common Stock by means of any future stock splits, stock combinations, or similar transactions affecting the Common Stock, then the number of Shares of Common Stock which may be issued under this Note shall be proportionately adjusted.

          5. EVENTS OF DEFAULT. If any of the following events (each, an "Event of Default") shall occur and be continuing:

          (a) Company shall fail to pay any principal of or interest on this Note within five (5) business days after such payment becomes due and owing in accordance with the terms thereof or hereof;

          (b) Any representation or warranty made by Company herein or in that certain Exchange Agreement dated as of the date hereof between the Company and the Investor shall have been incorrect in any material respect on or as of the date made or deemed made;

          (c) Company shall default, in any material respect, in the observance or performance of any other agreement contained in this Note, or any other agreement or instrument contemplated by this Note and such default, if curable, shall continue unremedied for a period of thirty (30) business days after written notice to Company of such default; or

          (d) (i) Company  shall  commence any case,  proceeding or other action
(x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Company shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Company any case, proceeding or other action of a nature referred to in clause (a) above that (A) results in the entry of an order for relief of any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, then, and in any such event, subject to Section 6 hereof, (x) if such event is an Event of Default specified in clause (d) above of this Section 5 with respect to Company, this Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note shall automatically and immediately become due and payable and (y) if such event is any other Event of Default, Investor may, by written notice to Company, immediately declare this Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note shall immediately become due and payable. Except as expressly provided above in this Section 5, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Company.

          6. SUBORDINATION. The Investor hereby irrevocably and unconditionally subordinates its right of payment and collection under this Note to all indebtedness and claims of any bank and/or financial institution providing working capital or other credit or customary terms and conditions to the Company ("Senior Lender"), whether now existing or hereafter incurred, with a view to insuring that all such Senior Lenders in the event of the dissolution, winding up, liquidation, insolvency or bankruptcy of the Company shall be paid their then existing claims in full prior to the prepayment of this Note.

          7. TRANSFERABILITY. Subject to the provisions of the legend above, this Note is freely transferable, in whole or in part, by the Investor, and such transferee shall have the same rights hereunder as the Investor. The Company may not assign or delegate any of its obligations under this Note without the prior written consent of the Investor (or its successor, transferee or assignee).

          8. WAIVERS. All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

          9. GOVERNING LAW. This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

                            [Signature page follows]

                                    ACCESS INTEGRATED TECHNOLOGIES, INC.




                                    By:
                                       ----------------------------------
                                       Name: A. Dale Mayo
                                       Title:    CEO/ President